EXHIBIT 99.1
Graymark Healthcare Reports Fiscal 2008 Year End Results
Oklahoma City—(April 1, 2009)—Graymark Healthcare Inc. (NASDAQ: GRMH) today announced results for the year ended December 31, 2008.
During the year ended December 31, 2008, net revenues increased 92 percent to $96.6 million, compared with $50.3 million for the year ended December 31, 2007. After-tax net income increased to $744,000, or $0.03 per diluted share, for fiscal 2008, compared to a net loss of $5.2 million, or ($0.25) per diluted share in 2007. For fiscal 2008, EBITDA improved 42 percent to $4.4 million, compared to $3.1 million last year.
For fiscal 2008, the company’s sleep diagnostic business, which is comprised of SDC Holdings and Advanced Medical Enterprises, generated combined net revenue of $15.3 million, an increase of 59 percent compared to last year. The company’s ApothecaryRx segment, which owns and operates independent retail pharmacies, 2008 net revenue increased to $81.3 million, or 99 percent, compared to 2007. The increased net revenue was primarily due to contributions from acquisitions made in our two business segments during 2008. During that time frame, the company’s ApothecaryRx segment completed seven acquisitions and the SDC Holdings, LLC segment acquired two sleep diagnostic companies.
“We are very pleased with the solid growth that the company sustained during 2008,” stated Stanton Nelson, Chief Executive Officer. “During the third quarter of 2008 Graymark achieved its most prominent milestone to-date with its listing on The NASDAQ Stock Market exchange alongside other world class companies. We believe this move to the NASDAQ will provide Graymark with more exposure to institutional investors by improving the company’s visibility within the financial community and enhancing trading liquidity.”
“Even in a challenging economic environment Graymark has proven its ability to consistently produce results which are accretive to the company,” continued Mr. Nelson. “We have seen significant growth in both operating segments, with a consolidated revenue increase of over 90 percent throughout 2008 and an EBITDA improvement of 42 percent. We have continued with our plan of focusing on organic growth in both operating segments along with strategic acquisitions that are accretive to the company. We feel that the acquisitions that we made this year will contribute to the long-term success of the company and will allow us to grow to scale in a highly fragmented market. Our pharmacy business model has proven to be successful as we are seeing strong year-over-year gains and the sleep side of our business has only just begun its natural organic growth cycle. We look forward to capitalizing on the extremely positive demographic factors which have led to the dramatic growth in the sleep diagnostic and treatment market. As we look forward in 2009 we are well positioned in a rapidly growing industry and maintain a very optimistic outlook for the year based on our strong fundamentals and the continued demand in the market.”
Graymark Healthcare, Inc. is a diversified medical holding company that owns and operates diagnostic sleep centers that treat a wide range of sleep disorders; independent pharmacies that serve the needs of local markets; and a medical equipment company that provides both disposable and durable medical equipment. Graymark plans to continue its growth both internally and through strategic acquisitions within the medical industry.
Conference Call
A conference call and webcast will be held today, Wednesday, April 1, 2009, at 10:30 a.m. Central Time (11:30 a.m. Eastern Time) to discuss Graymark Healthcare’s consolidated financial results for the year end 2008 as well as its outlook for the future.
To participate in the call, interested parties may dial 800-860-2442 and reference passcode 429419. Alternatively, interested parties may access a replay of the call via the investor relations section of the company’s Web site, www.graymarkhealthcare.com, or by dialing 877-344-7529 and referencing passcode 429419 shortly after the call has concluded.

This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures Reconciliation
This press release includes presentations of EBITDA, which is defined as operating income plus depreciation and amortization expense. EBITDA is commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance. EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.
Please see attachment for financial tables.
Contact:
Graymark Healthcare
Stanton Nelson, 405-601-5300
or
Halliburton Investor Relations
Jeff Elliott or Chase Zavoina, 972-458-8000

GRAYMARK HEALTHCARE, INC.
Condensed Statements of Operations and Other Information
Including a Reconciliation of EBITDA to Net Income
For the Years Ended December 31, 2008 and 2007
(Unaudited)

	2008	2007
Net revenues	$96,621,322	$50,317,971

Cost of sales and services	(67,803,667)	(35,056,584)
Selling, general and administrative expenses	(23,818,864)	(11,518,405)
Minority interests	(552,970)	(664,862)

EBITDA	$4,445,821	$3,078,120
Reconciliation of EBITDA to net income
EBITDA	$4,445,821	$3,078,120
Depreciation and amortization	(1,571,292)	(814,937)
Impairment of goodwill	—	(204,000)
Interest expense and other, net	(2,055,063)	(1,788,897)
Provision for income taxes	(136,000)	—
Income from discontinued operations	60,932	(5,426,815)

Net income (loss)	$744,398	$(5,156,529)